Exhibit 10.20

QUOTA SHARE REINSURANCE AGREEMENT

(the "Agreement")

between

WATFORD SPECIALTY INSURANCE COMPANY
a New Jersey-domiciled insurance company
(the "Company")

and

ARCH REINSURANCE COMPANY
a Delaware-domiciled insurance company
(the "Reinsurer")

W I T N E S S E T H:

WHEREAS, the Company desires to cede, and Reinsurer desires to accept, a quota share participation in certain insurance policies written by the Company subject to the terms and conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties, intending to be bound in contract, hereby agree as follows:

ARTICLE 1

BUSINESS COVERED

This Agreement is to indemnify and hold the Company harmless in respect of the applicable Ceded Percentage of the Company's liability net of collectable Inuring Reinsurance that may accrue to the Company in respect of its participation in each Policy incepting on or after the Effective Date and prior to the Termination Date.

ARTICLE 2

ORIGINAL CONDITIONS

All reinsurance under this Agreement shall attach simultaneously with the attachment of the Policies and shall be subject to the same rates, terms, conditions, waivers, and interpretations, and to the same modifications, cancellations and alterations, as the respective Policies. The Reinsurer shall in every case to which this Agreement applies and to the extent of the applicable Ceded Percentage absolutely and unconditionally follow the underwriting fortunes of the Company in respect of the Policy. and the Reinsurer shall be bound, without limitation, by all payments and settlements entered into by the Company in good faith, subject always to the terms, conditions and limitations of this Agreement. There are no exclusions to the cover granted by this Agreement.

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ARTICLE 3

TERRITORY

The territorial limits of this Agreement shall be identical with those of the Policies.

ARTICLE 4

TERM AND TERMINATION

This Agreement shall be effective as of the Effective Date subject to the non-disapproval by the New Jersey Department of Banking and Insurance and the Delaware Department of Insurance of within the period provided for same by New Jersey and Delaware laws.

Unless terminated pursuant to Article 5, this Agreement shall remain continuously in force until terminated by either mutual agreement or at any anniversary date of the Effective Date on or after the second anniversary date by either party giving at least twelve months' written notice to the other prior to such anniversary date.

Upon termination for any reason, the Reinsurer shall remain liable for: (i) all losses under all Policies arising from events that occurred prior to the Termination Date; and (ii) all losses under all Policies in force on the Termination Date arising from events that occur after the Termination Date per the terms and conditions of the Policies as in force through the next termination, expiration or renewal thereof(whichever occurs first); provided, however, that the Company shall have the right, by giving the Reinsurer prior written notice, to relieve the Reinsurer of liability for losses arising from events that occur subsequent to the Termination Date, in which case the Reinsurer shall return the amount of the Unearned Premium paid hereunder.

ARTICLE 5

SPECIAL TERMINATIONS

This Agreement shall terminate automatically upon termination of the Services Agreement.

Either party may terminate this Agreement at any time by providing 30 days' prior written notice to the other party upon the happening of any one of the following circumstances:

1.A legal authority orders the Reinsurer to cease writing business;

2.The other party has voluntarily ceased assuming new and renewal reinsurance business;

3.The other party has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver,liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations;

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4.The other party's policyholders' surplus, as reported in its financial statements, has been reduced by whichever is greater, either 25% of the amount of surplus at the Effective Date or 25% of the amount at the latest: anniversary of the Effective Date;

5.The other party has merged with, been acquired by or becomes controlled by any company, corporation, or individual(s) not controlling such party's operations previously; or

6.The other party's A.M. Best Financial Strength Rating has been assigned or downgraded below B+.

ARTICLE 6

LOSS AND LOSS ADJUSTMENT EXPENSE

The Reinsurer shall assume, be liable for and pay to or on behalf of the Company, the Ceded Percentage of all Loss and Loss Adjustment Expenses incurred in connection with each Policy, including, but not limited to, judgments (including interest thereon), settlements and compromises in connection therewith, in each case net of collectable Inuring Reinsurance. The Reinsurer shall also be liable for the Ceded Percentage of Extra Contractual Obligations as set forth in Article 14, net of collectable Inuring Reinsurance.

The Company in its full discretion shall investigate, defend, and resolve claims or proceedings relating to the Policies. Without prejudice to the foregoing and to the Original Conditions Article of this Agreement, while the Reinsurer does not undertake to investigate or defend claims or proceedings, it shall nevertheless have the right and be given the opportunity, at its request and with the full cooperation of the Company, to appoint representatives at its own expense and to become associated with the Company and the Company's representatives in the investigation or control of any claims or proceedings involving this Agreement.

ARTICLE 7

DEFINITIONS

"AUJ."means Arch Underwriters Inc.

"Ceded Percentage" means the percentage elected by the Reinsurer pursuant to Article 12.

"Cession Notice" has the meaning set forth in Article 12.

"Effective Date" means 12:01 A.M. on January 1,2016.

"Extra Contractual Obligations" means:

(i)any settlement,judgment or award against the Company in respect of indemnity of an Insured or in favor of any other claimant for liability that is not within the terms or conditions of any contract of insurance or reinsurance issued by the Insured (including in excess of limits of liability under such Policy), and

(ii)any liability arising out of or in connection with any Policy whether in relation to claims handling or otherwise (including, without limitation, any settlement,judgment or award against the Company) for any amount that is not within the terms or conditions of the Policy (including in excess of limits of liability of such Policy) in favor of an Insured or in favor of any other claimant in connection with a Policy; and

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(iii)without limiting the foregoing. includes any liability imposed on the Company to the Insured or any other claimant as a result of a judgment or settlement or arbitration award, or otherwise, where such liability has arisen because of the failure of an Insured or the Company to agree to pay a claim within the policy limits or limits of a Policy or to provide a defense against such claims as required by law, or bad faith or negligence by the Company or an Insured in investigating or handling a claim or in rejecting an offer of settlement.

"Gross Written Premiums" means gross written premiums on all Policies, less return premiums.

"Insured" means an individual or entity to whom a Policy is issued by the Company.

"Inuring Reinsurance" means Outward Reinsurance as defined in the Services Agreement.

"Loss" means loss paid or payable by the Company pursuant to or in respect of the Policies and includes ex gratia payments.

"Loss Adjustment Expense(s)" means all costs and expenses incurred by the Company allocable to an occurrence or claim under or in connection with a Policy in the collateralization. investigation, adjustment, settlement, litigation, defense, or appeal thereof, which shall include without limitation (a) outside retained adjusters' fees; (b) attorneys', experts' and consultants' fees in connection with coverage investigation or analysis and/or actual, anticipated or threatened actions, suits, or proceedings, whether declaratory, coercive or otherwise; (c) costs taxed in any claim, suit or proceeding; (d) pre-judgment interest; (e) interest accruing after entry of judgment; (f) expenses incurred in successfully or unsuccessfully pursuing salvage, subrogation, contribution or indemnity; (g) any out-of-pocket costs paid by the Company with respect to any Extra Contractual Obligations, except for any extra contractual expenses excluded pursuant to the last paragraph of Article 14; and (h) costs and fees for letters of credit and/or trustees/trust accounts required to secure the Company's obligations to pay Loss. "Loss Adjustment Expenses" shall not include (i) unallocated loss adjustment expenses; (ii) overhead and office expenses of the Company; or (iii) salaries, benefits or expenses of the Company's employees.

"Net Written Premiums" means Gross Written Premiums less premiums ceded under Inuring Reinsurance.

"Operating Expenses" has the meaning set forth in the Services Agreement.

"Origination Expenses" has the meaning set forth in the Services Agreement.

"Policy(ies)" means an insurance policy issued by or on behalf of the Company to an Insured that falls under the scope of Covered Business other than Excluded Business, as such terms are defined in the Services Agreement.

"Program" means an arrangement under which a third party is given the authority to issue Policies subject to prescribed underwriting guidelines on behalf Company.

"Services Agreement" means the agreement among the Company, AUi and, solely for the limited purposes set forth therein, Highbridge Principal Strategies, LLC, dated as of October I. 2015.

"Term" means the period between the Effective Date and the Termination Date.

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"Termination Date" means the effective date of termination of this Agreement pursuant to Article 4 and/or 5.

"Underwriting Year" means a calendar year during the Term or that portion of a calendar year which is included in the Term where the Term incepts and/or terminates during a calendar year.

"Unearned Premium" means reserves for unearned premium.

ARTICLE 8

PREMIUM

In consideration of the acceptance by the Reinsurer of the applicable Ceded Percentage of the Company's liability for each Policy, the Reinsurer shall be ceded the applicable Ceded Percentage of the Net Written Premiums collected by the Company for such Policy.

ARTICLE 9

CEDING FEE

The Reinsurer shall allow and pay the Company a ceding fee on each Policy equal to the Ceded Percentage of the sum of the following in respect of such Policy: (i) [***], and (ii) an [***] for [***]. For the first Underwriting Year, such allowance shall be equal to 2.33% of Net Written Premiums, and for each subsequent Underwriting Year the allowance applied to Net Written Premiums shall be equal to the [***] of (A) [***] (on a [***]) for the [***] to (B) [***] for the [***] ("[***]"). As soon as practicable after the end of each Underwriting Year, the Company shall determine the actual Operating Expense Ratio for such Underwriting Year, and the parties shall true up the differential between the aggregate amount paid based on the allowance rate and the amount due based on the actual Operating Expense Ratio. Where the amount for any element of Origination Expenses for any Program or Policy, as the case may be, cannot be determined with precision or certainty at the time of payment of allowance or payment of the ceding fee, the ceding fee shall be determined provisionally based on the Company's reasonable estimate of such amount, and as soon as practicable after the actual amount becomes known, the parties shall true up the difference. The Reinsurer hereby guarantees that the Company will receive such ceding fee regardless of any events, losses or developments for the term of this Agreement. The Company shall allow return ceding fees on return premiums at the same rates. The Reinsurer shall be credited with its Ceded Percentage of ceding commissions, if any, earned by the Company on Inuring Reinsurance.

ARTICLE 10

ASSESSMENTS, ASSIGNMENTS, FINES AND PENALTIES

The Reinsurer hereby assumes liability for the Ceded Percentage of any and all assessments and assignments imposed as a result of the Policies and shall reimburse the Company for its share of any fines, assessments and/or penalties imposed upon the Company as a result of the Policies.

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ARTICLE 11

OFFSET

The Company and the Reinsurer may offset any balance or amount due from one party to the other under this Agreement. However, in the event of the insolvency of any party hereto, offset shall only be allowed in accordance with the Insolvency Article included herein. or where in conflict with applicable law, such law shall govern. Such offset details shall be clearly delineated for accounting purposes.

ARTICLE 12

REPORTS AND REMITTANCES

The Company (or Arch Underwriters Inc. on behalf of the Company) shall notify the Reinsurer in writing as soon as possible but in any event no later than 30 days from the earlier of the inception date or date of binding of any Policy of the material terms of such Policy. Within IS days of such notice, the Reinsurer shall notify the Company of confirmation that it elects a Ceding Percentage of 50% or that it elects a Ceding Percentage lower than 50%, but no lower than 15%, in respect to such Policy ("Cession Notice"); provided, however, that in respect of Programs, the Company will provide notice and the Reinsurer's election of a Ceded Percentage will apply to all Policies that are part of such Program. If the Reinsurer does not notify the Company within 5 days that it elects a Ceding Percentage lower than 50010, as set forth above, the Ceding Percentage shall be 50010.

In addition, within 60 days of the end of each calendar quarter, the Company shall provide the Reinsurer with a report, segregated by Underwriting Year of the following in respect of the Policies:

(a)Policies written during the quarter;

(b)Gross Written Premiums and Net Written Premiums, in each case less cancellations and return premiums;

(c)Gross Written Premiums and Net Written Premiums collected by the Company;

(d)Operating Expenses (including an itemization of each constituent element);

(e)Origination Expenses for Policies (including an itemization of each constituent element);

(f)The ceding fee as provided hereunder;

(g)Paid Loss, loss Adjustment Expense and Extra Contractual Obligations;

(h)Outstanding Loss, Loss Adjustment Expense and Extra Contractual Obligations;

(i)Subrogation, salvage or other recoveries;

(j)Any applicable premium or other similar taxes; and

(k)Inuring Reinsurance procured during the quarter.

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Any balance due to the Reinsurer shall be remitted by the Company along with the quarterly report. Any balance due to the Company shall be remitted by the Reinsurer within 30 days of receipt of the quarterly report. Should payment due from the Reinsurer exceed $\00,000 as respects any one loss event, the Reinsurer upon written request by the Company accompanied by supporting documentation shall pay the amount due in respect thereof within S business days.

If the aggregate amount of claims paid by the Company during anyone month is greater than 70% of the Gross Written Premiums during such month, the Company may request that the Reinsurer advance payment for the excess of (i) the sum for all Policies of the applicable Ceded Percentages of paid Loss and Loss Adjustment Expense during such month over (ii) 70% of the sum for all Policies of the applicable Ceded Percentages of that month's Gross Written Premiums.

Any special remittance made pursuant to this provision shall be credited to the Reinsurer in the account in which the paid Loss appears.

If the Company is required to fund a claim or loss fund pursuant to the terms of a Policy, the Reinsurer shall indemnify the Company for its proportionate share of such fund.

Within 30 days following the end of each fiscal year, the Company shall furnish the Reinsurer with a statement showing the Unearned Premium, the total reserves for outstanding loss and Loss Adjustment Expenses, and any other information which the Reinsurer may require for its annual financial statements.

ARTICLE 13

DELAYS, ERRORS AND OMISSIONS

Any inadvertent error, omission or delay in complying with the terms and conditions of this Agreement shall not be held to relieve either party hereto from any liability that would attach to it hereunder if such error, omission or delay had not been made, provided such error, omission or delay is rectified immediately upon discovery.

ARTICLE 14

EXTRA CONTRACTUAL OBLIGATIONS

The Reinsurer shall indemnify the Company for the Ceded Percentage of any Extra Contractual Obligations.

An Extra Contractual Obligation will be deemed to have occurred on the same date as the occurrence or claim covered under the Policy and will constitute part of the original loss.

Loss Adjustment Expenses in respect of Extra Contractual Obligations will be covered hereunder in the same manner as other Loss Adjustment Expenses.

However, this Article will not apply where the loss has been incurred due to fraud (including settlements and/or an admission of fraud and/or criminal acts) of a member of the board of directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

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ARTICLE 15

CURRENCY

A.All premiums, Loss, Loss Adjustment Expense and Extra Contractual Obligations hereunder shall be payable in United States Dollars.

B.For purposes of this Agreement, where the Company receives premiums or pays Loss, Loss Adjustment Expense or Extra Contractual Obligations in currencies other than United States Dollars or another original currency per paragraph A above, such items shall be converted into United States Dollars at the actual rates of exchange at which these items are entered in the Company's books.

ARTICLE 16

INSOLVENCY (BRMA 19 H)

In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator. receiver. conservator or statutory successor of the Company has failed to pay all or a portion of any claim . It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. Failure to give such notice shall not excuse the obligation of the reinsurer unless it is substantially prejudiced thereby. The reasonable expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

In the event of the insolvency of the Company, the reinsurance under this Agreement shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver, conservator or statutory successor, except (a) where this Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Company and (b) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees.

Should the Company go into liquidation or should a receiver be appointed, all amounts due either Company or Reinsurer, whether by reason of premium, losses or otherwise under this Agreement, shall be subject to the right of offset at any time and from time to time, and upon the exercise of the same, only the net balance shall be due.
ARTICLE 17

ACCESS TO RECORDS

The Reinsurer or its duly authorized representatives shall have the right to visit the offices of the Company following the giving of reason able notice, to inspect, examine, audit, and verify any of the files relating to business reinsured under this Agreement) at all reasonable times. This right shall be exercisable during the term of this Agreement or after the expiration of this Agreement.

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ARTICLE 18

OTHER REINSURANCE

The Company may purchase Inuring Reinsurance, which shall inure proportionately to the benefit of the Company and the Reinsurer.

ARTICLE 19

ARBITRATION

A.Prior to commencing any arbitration in connection with any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof(a "Dispute"), the parties shall first engage in the following Steering Committee Procedures. Notwithstanding the previous sentence, in any Dispute in which a party seeks a temporary restraining order, preliminary injunction or attachment or other order in aid of arbitration pending the outcome of any Steering Committee (as defined below) meeting or arbitration procedure, such party may seek such order at any time without first following the procedures set forth in Sections (A), (B) and (C) of this Article 18.

B.Following written request of one party to the other party, the Company, on the one hand, and the Reinsurer, on the other hand, shall use commercially reasonable efforts promptly to form a dispute steering committee (the "Steering" Committee"), which shall consist of three (3) members appointed by the Company and three (3) members appointed by the Reinsurer; provided, that the number of members appointed to the Steering Committee may be modified by the mutual written consent of the parties. There shall be no restrictions placed on the appointment of any member to the Steering Committee other than that any such member shall be an officer or director of the Company or the Reinsurer, as applicable, and have qualifications and experience reasonably necessary to negotiate regarding the subject matter of the relevant Dispute. The members of the Steering Committee shall meet as frequently as they deem necessary or appropriate to resolve any Disputes under this Agreement, which meetings shall be held promptly following the formation of the Steering Committee at a time and location reasonably agreed to by the members.

C.The Company and the Reinsurer shall cause their respective Steering Committee members to use commercially reasonable efforts to resolve the relevant Dispute without the commencement of arbitration. Any party shall be permitted to commence arbitration to resolve such Dispute only after the occurrence of two (2) separate meetings with all of the members of the Steering Committee, which meetings may be in person, by telephone, videoconference or any other means by which all of the participants can hear each other, or as otherwise agreed by the parties hereto (it being agreed to by the parties that if for any reason such two (2) meetings have not occurred within thirty (30) days after any party first requests in writing that such Dispute be referred to the Steering Committee, the requirements of this Section (C) of Article 18 shall be deemed to have been met).

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D.Provided that Sections (A), (8) and (C) of this Article 18 have been complied with, any dispute or claim arising out of or relating to this Agreement, including its formation and validity, shall be referred to arbitration. Arbitration shall be initiated by the delivery, by mail, email or other reliable means, of a written demand for arbitration by one party to the other. The arbitration shall be held in Morristown. New Jersey or such other place as the parties may mutually agree. Arbitration shall be conducted before a three-person Arbitration Panel selected by mutual agreement of the Parties or, failing such agreement, pursuant to the ARIAS-U.S. Umpire Selection Procedure. The arbitrators and Umpire shall be either present or former executive officers of insurance or reinsurance companies or arbitrators certified by ARIAS-U.S. The arbitrators and Umpire shall not be under the control of either party, and shall have no financial interest in the outcome of the arbitration. The arbitrators and Umpire shall not be obligated to follow the strict rules of evidence. The decision of a majority of the Arbitration Panel shall be final and binding to the fullest extent permitted by law. The Arbitration Panel shall render its award in writing. Judgment upon the award may be entered in any court having jurisdiction. Unless the Arbitration Panel orders otherwise, each party shall pay an equal share of the fees and expenses of the arbitrators and of the other expenses of the arbitration.

ARTICLE 20

NOTICES

All Notices and Proceedings Notices shall be given in writing and given to the parties at the following addresses:

If to the Company:

WATFORD SPECIAL TV INSURANCE COMPANY
445 South Street, Suite 230
Morristown, New Jersey 07960
Attention: Chief Executive Officer
Telephone No.: (973) 753-133 I

with a copy to:

Clifford Chance US LLP
31 West S2nd Street
New York, New York 10019
Attention: Gary D. Boss
Telephone No.: (212) 878-8063

If to the Reinsurer:

ARCH REINSURANCE COMPANY
445 South Street, Suite 220
P.O. Box 1988
Morristown, NJ 07962- 1988
Attn: Chief Executive Officer
(973) 898-9575

Notices may be delivered by hand, by overnight courier, or email.

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Unless shown to have been received earlier, any Notice so delivered shall be deemed to have been delivered:

(a)if delivered by hand or by overnight courier, when delivered, if delivered during business hours on any business day or, if delivered outside such business hours, at the commencement of business hours on the next following business day; or

(b)if delivered by email, at the time of transmission, if transmitted during business hours on any business day or, if transmitted outside such business hours, at the commencement of business hours on the next following business day.

Any party may, by Notice to any other party, change the name, address or other details to which Notices and/or Proceedings Notices may be given pursuant to this Agreement.

ARTICLE 21

SERVICE OF SUIT; JURISDICTION

The only suits, actions, or proceedings relating to a dispute permitted to be brought in a judicial forum are those (i) to compel arbitration, (ii) for temporary injunctive relief in aid of arbitration or to preserve the status quo pending the appointment of the arbitrator(s), (iii) to enforce or vacate an arbitral award, or (iv) to obtain relief in connection with arbitration pursuant to the Federal Arbitration Act. Any such proceeding shall be brought exclusively in the United States District Court for the District of New Jersey (the "Designated Court"), provided that if said court does not have subject matter jurisdiction then such proceeding shall be brought exclusively in the Superior Court of New Jersey in the County of Morris, New Jersey, which shall then be the Designated Court. Service of process upon Reinsurer in any such suit may be made upon Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005 (Attention: John Schuster). The Company and the Reinsurer hereby irrevocably submit to the exclusive jurisdiction of the Designated Court for such purpose and any appellate courts thereof, except that any judgment confirming a final arbitral award hereunder may be entered and enforced in any court having jurisdiction over any party or any of its assets.

ARTICLE 22

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of New Jersey without regard to the principles of conflicts of law.

ARTICLE 23

THIRD PARTY RIGHTS

This Agreement is solely between the Company and the Reinsurer, and in no instance shall any insured, claimant or other third party have any rights under this Agreement except as may be expressly provided otherwise herein.

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ARTICLE 24

AMENDMENTS

No assignment, amendment, modification. or termination shall be effective unless such assignment, amendment, modification, or termination is (i) filed with the New Jersey Department of Banking and Insurance ("NJOOB1") at least 30 days prior to the proposed effective date, (ii) not disapproved by the NJDOBI, (iii) made in writing, and (iv) signed by the parties hereto.

ARTICLE 25

CONFIDENTIALITY

The Reinsurer hereby acknowledges that the documents, information and data provided to it by the Company, whether directly or through an authorized agent, in connection with the placement and execution of this agreement ("Confidential Information") are proprietary and confidential to the Company. Confidential Infonnation will nor include documents, information or data that the Reinsurer can show:

1.are publicly known or have become publicly known through no unauthorized act of the Reinsurer;

2.have been rightfully received from a third person without obligation of confidentiality; or

3.were known by the Reinsurer prior to the placement of this Agreement without an obligation of confidentiality.

Absent the written consent of the Company, the Reinsurer will not disclose any Confidential Infonnation to any third parties, except:

1.to agents, consultants, affiliates, retrocessionaires, when required to administer the business ceded to this Agreement;

2.when required by regulators performing an audit of the Reinsurer's records and/or financial condition;

3.when required by external auditors performing an audit of the Reinsurer's records in the normal course of business; or

4.when required by legal counsel and/or arbitrators in connection with an actual or potential arbitration hereunder.

Further, the Reinsurer agrees not to use any Confidential Information for any purpose not related to the performance of their obligations or enforcement of their rights under this Agreement.

In the event that the Reinsurer is required by court order, other legal process or any regulatory authority to release or disclose any or all of the Confidential Information, the Reinsurer agrees to provide the Company with written notice of same at least 10 days prior to such release or disclosure. However, (I) if the Reinsurer is required to release or disclose the Confidential Information in less than 10 days, the Reinsurer will provide the Company with immediate written notice; and (2) if disclosure is required on the date of receipt of the subpoena, the Reinsurer will give the Company notice within 24 hours of disclosing the infonnation. The

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Reinsurer will use its best efforts to assist the Company in maintaining the confidentiality provided for in this Article.

The provisions of this Article will extend to the officers, directors. shareholders and employees of the Reinsurer and any affiliated insurers or reinsurers within its immediate holding company group, and will be binding upon their successors and assigns.

ARTICLE 26

LATE PAYMENTS

In the event any payment due either party is not received by the other party by the payment due date, the party to whom payment is due may, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

1.a. The number of full days that have expired since the overdue date or the last monthly calculation, whichever the lesser; times

b.1/365th of the sum of the six-month United States Treasury Bill rate as quoted in The Wall Street Journal on the first business day of the month for which the calculation is made, plus the applicable Interest Rate Increase (as established in subparagraph (2) below), times

c.The amount past due, including accrued interest.

2.The "Interest Rate Increase" shall be defined as follows:

a.If payment is made 30 days or less after the overdue date, 2.0% per annum.

b.If payment is made more than 30 days after the overdue date, 4.0% per annum.

Interest shall accumulate until payment of the original amount due plus interest penalties have been received by the creditor party,

The due date shall, for purposes of this Article, be determined as follows:

1.Payments from the Reinsurer to the Company shall be due on the date on which the demand for payment (including delivery of quarterly reports) is received by the Reinsurer, and shall be overdue 30 days thereafter.

2.Payments from the Company to the Reinsurer shall be due on the dates specified within this Agreement. Payments shall be overdue 30 days thereafter except for the first installment of premium, if applicable, which shall be overdue 60 days from inception or 30 days from final line-signing, whichever the later. Reinstatement premium, if applicable, shall have as a due date the date when the Company receives payment for the claim giving rise to such reinstatement premium, and payment shall be overdue 30 days thereafter. In the event a due date is not specifically stated for a given payment, the overdue date shall be 30 days following the date of billing,

If the information contained in the Company's demand for payment is insufficient or not in accordance with the conditions of this Agreement, then within 30 days the Reinsurer shall request from the

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Company all additional information necessary to validate its claim and the payment due date as defined above shall be deemed to be the date upon which the Reinsurer received the requested additional information. This paragraph is only for the purpose of establishing when a payment is overdue. and shall not alter the provisions of the Reports and Remittances Article or other pertinent contractual stipulations.

Should the Reinsurer dispute a claim presented by the Company and the timeframes set out above be exceeded, interest as stipulated above shall be payable for the entire overdue period, but only for the amount of the final settlement with the Reinsurer.

In the event arbitration is necessary to settle a dispute, the panel shall have the authority to make a determination awarding interest to the prevailing party. Interest, if any, awarded by the panel shall supersede the interest amounts outlined herein.

Any interest owed pursuant to this Article may be waived by the party to which it is owed. Waiver of such interest, however, shall not affect the waiving party's rights to other interest amounts due as a result of this Article.

ARTICLE 27

ENTIRE AGREEMENT

This Agreement shall constitute the entire agreement between the parties in connection with the reinsurance of the Policies and must provide no guarantee of profit, directly or indirectly, from the Reinsurer to the Company or from the Company to the Reinsurer.

In the event of any conflict between the provisions of this Agreement and the provisions of any other document referred to in it, the provisions of this Agreement shall prevail.

ARTICLE 28

DUTY OF COOPERATION

Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement, including making available to each other their respective officers and employees and agents for interviews and meeting with any legislature, executive branch or governmental department, commission, board, agency, court, tribunal or instrumentality, and furnishing any additional assistance, information and documents as may be reasonably requested by a party from time to time. The duty of cooperation shall apply, but not be limited, to regulatory matters and to litigation matters involving third parties.

ARTICLE 29

REMEDIES AND WAIVERS

No action taken by any party hereto in exercising its rights under this Agreement shall in any way be construed as a waiver by such party of any rights or remedies available to it.

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

A waiver (which may be given subject to conditions) of any right, power or remedy provided under this Agreement or by law shall only be effective if it is in writing. Any waiver shall apply only to the party to whom it is addressed and for the specific circumstances for which it is given. Any waiver shall not prevent the party who has given the waiver from subsequently relying on the right, power or remedy in other circumstances.

In the event of a waiver of any provision of this Agreement, such waiver shall not be deemed a waiver of any other provision herein, nor shall waiver of any breach of this Agreement be construed as a continuing waiver of subsequent breaches of the same or of other provisions of this Agreement.

The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

ARTICLE 30

ASSIGNMENT

Neither this Agreement, nor any rights, interests or obligations hereunder, may be directly or indirectly assigned, delegated, sublicensed or transferred by any party. in whole or in part, to any other person by operation of law or otherwise, whether voluntarily or involuntarily, without the prior written consent of the other party.

ARTlCLE 3l

UTMOST GOOD FAITH; AMOUNTS TO BE PAID

The relationship of the parties with respect to the matters covered by this Agreement shall be in accordance with the principles of utmost good faith and fair dealing.

Nothing in this Agreement shall be construed to mean that amounts to be paid by the Reinsurer under this Agreement are not payable until the ultimate net liability of the Reinsurer has been ascertained.

ARTICLE 32

TAXES

The Company shall be liable for all taxes (except, if applicable, federal excise tax) on premiums ceded hereunder

ARTICLE 33

SURVIVAL

The provisions of Articles I through 4 and 6 through 32 hereof shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative(s) this 17th day of February, in the year of 2016.

WATFORD SPECIALTY INSURANCE COMPANY

/s/ Alexandre Scherer
Alexandre Scherer
President & CEO

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative(s) this 17th day of February, in the year of 2016.

ARCH REINSURANCE COMPANY

/s/ Jerome Halgan
Jerome Halgan
President & CEO

[***]: CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION.

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